EXHIBIT 10.2
SPECIAL RETENTION AWARD AGREEMENT
This Special Retention Award Agreement (the “Agreement”), made and entered into this 23rd day of October 2009, is by and between Bank of Granite, a bank organized and existing under the laws of the State of North Carolina (the “Bank” ) and D. Mark Stephens (“Employee”), an employee of the Bank.
1. Purpose. Employee participates in the Amended and Restated Bank of Granite Salary Continuation Plan, dated January 1, 2008 (the “Plan”) pursuant to the terms of the Participation Agreement, dated December 19, 2008, between the Bank and Employee (the “Participation Agreement”). The purpose of this Agreement is to provide a cash payment to Employee in exchange for Employee’s agreement to remain employed by the Bank for a specified period of time, the termination of Employee’s participation in the Plan, and Employee’s release of all claims to any benefits under the Plan or the Participation Agreement.
2. Special Retention Award. The Bank agrees to pay to Employee:
(a) as soon as reasonably practicable following the effective date of this Agreement, one lump sum cash payment in the amount of $125,000.00 (the “Retention Payment”); and
(b) by December 31, 2009, one lump sum cash payment to assist Employee in paying any tax and interest incurred by Employee pursuant to Section 409A(a)(1)(B) of the Internal Revenue Code as a result of Employee’s receipt of the Retention Payment (the “Gross-up” and together with the Retention Payment, the “Special Retention Award”).
3. Continued Employment. Employee agrees to remain an Employee of the Bank through January 31, 2010; provided, however, that nothing in this Agreement shall interfere with or otherwise restrict in any way the rights of the Bank to terminate Employee’s employment at any time for any reason.
4. Clawback. If Employee is discharged For Cause or if Employee terminates his employment with the Bank for any reason other than death or Disability prior to the earlier of (a) January 31, 2010 and (b) a Change in Control, Employee agrees to repay to the Bank within 30 days of the date of such discharge or termination the amount of the Special Retention Award previously paid to Employee.
5. Release of Claims. Employee hereby acknowledges that this Agreement terminates Employee’s participation in the Plan and extinguishes all of Employee’s rights under, or interest in, the Plan and the Participation Agreement. In consideration of the receipt of the Special Retention Award, Employee hereby irrevocably and unconditionally releases and fully discharges the Bank, its subsidiaries and affiliates and its and their predecessors, successors and assigns, as well as its and their officers, directors, employees, attorneys and agents, together with the Plan and the fiduciaries, administrators and trustees thereof, from any and all causes of action, suits, claims, demands, liabilities, and obligations whatsoever in law or in equity, whether the same are now known or unknown, which he ever had, now has, or may claim to have, upon or by reason of the occurrence of any matter, cause or thing whatsoever up to the date of his execution of this Agreement, including without limitation any claims or compensation arising from any claims for survivorship or other benefits under the Plan and the Participation Agreement, any representations or statements made regarding any benefits available under the Plan and the Participation Agreement, any claims under the Employee Retirement Income Security Act of 1974, any claim for breach of any contract, and all relief associated with any of such claims, including any lost wages or benefits (present or future), interest, emotional distress or any other form of economic loss or injuries resulting from any action of any released party herein, all claims for liquidated, double, punitive or treble damages, as well as legal fees or costs incurred by Employee in the pursuit of or related in any way to the claims or allegations made against the Bank, the Plan or its or their fiduciaries, officers, directors or employees.
6. Responsibility for Taxes. Employee agrees that Employee shall be responsible for the payment of all obligations owed by Employee to a taxing authority as a result of Employee’s receipt of the Special Retention Award. Employee acknowledges that any references to taxes or interest in connection with the calculation of the Special Retention Award are merely estimates used by the parties to determine the amount of the Special Retention Award and do not represent the actual amount of taxes and/or interest Employee may owe to a taxing authority upon receipt of the Special Retention Award.
7. Miscellaneous. Capitalized terms not defined herein have the meanings given to them in the Plan and the Participation Agreement. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision has been omitted. Except to the extent pre-empted by federal law, this Agreement and Employee’s rights under it shall be construed and determined in accordance with the laws of the State of North Carolina. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EMPLOYEE	BANK OF GRANITE

/s/ D. Mark Stephens	By:	/s/ Jerry A. Felts
D. Mark Stephens	Name: Jerry A. Felts
Title: Chief Financial Officer